                                                                   EXHIBIT 10.23


                                AMENDMENTS TO THE
                           NOBLE DRILLING CORPORATION
                   1991 STOCK OPTION AND RESTRICTED STOCK PLAN


         Pursuant to the provisions of Section 15 thereof, the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, as amended and restated effective as of January 30, 1997, is hereby amended as follows:

         1. The second sentence of Section 8 is hereby amended by restating it in its entirety to read as follows:

              "The option price for each Share covered by a Nonqualified
         Option shall not be less than the greater of (a) the par value of such Share or (b) 100 percent of the Fair Market Value of such Share at the time the Option is granted, except that the minimum option price may be equal to or greater than 85 percent of the Fair Market Value of such Share at the time the Option is granted if and to the extent the discount from Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus."

         2. Section 15 is hereby amended by (i) deleting the word "or" before the words "(b) reduce the option price" and (ii) adding the clause "or (c) permit the "repricing" of Options and any SARs that relate to such new Options in contravention of Section 18 of the Plan" after the words "in Section 8 of the Plan" and before the semicolon.

         3. Section 18 is hereby amended by restating it in its entirety to read as follows:

              "Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at an Option Price that is less than the Option Price of the Options surrendered or cancelled. Notwithstanding the foregoing provisions of this Section 18, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option and any SARs that relate to such Option theretofore granted hereunder to such Optionee, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code."

         4. The first sentence of Section 20(b) of the Plan is hereby amended by adding the following to the end thereof:

              "; provided, however, that the minimum restriction period shall be three years from the date of award (one year in the case of Shares of Restricted Stock awarded with performance-based conditions); and provided further, that up to 50 percent of the Shares of Restricted Stock awarded under an Agreement that have not previously vested may be made subject to vesting annually commencing with the first anniversary of the award."

         IN WITNESS WHEREOF, these Amendments have been executed this 24th day of July, 1997.

                                     NOBLE DRILLING CORPORATION



                                     By  /s/ JAMES C. DAY
                                        --------------------------------------
                                        Name:    James C. Day
                                        Title:   Chairman, President and Chief
                                                  Executive Officer




                                       2